Exhibit 10.12

[Conor Letterhead]

December , 2004

Mr. John F. Shanley

Re:	Indemnification Agreement

Dear Jeff:

In connection with the execution and delivery of that certain Underwriting Agreement, dated as of December     , 2004, by and among you, as the Selling Stockholder, Conor Medsystems, Inc. (the “Company”) and the Underwriters named therein, a copy of which is attached as Exhibit A hereto (the “Underwriting Agreement”), the Company has agreed to provide you with the following indemnification rights:

1. The Company agrees to indemnify and hold you harmless against any and all losses, claims, damages or liabilities, joint or several, to which you may become subject under the Underwriting Agreement insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any breach of the Selling Stockholder’s and the Company’s joint and several representations, warranties and agreements contained in Section 1(a) of the Underwriting Agreement, (b) any breach of the Selling Stockholder’s agreements contained in Section 5(c)(ii) of the Underwriting Agreement, or (c) any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or in any Preliminary Prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable to you in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by you, or by or on behalf of, any Underwriter through the Representatives specifically for inclusion therein. In connection with the foregoing, the Company agrees to reimburse you, as incurred, for any legal or other expenses reasonably incurred by you in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Company may otherwise have and will be in addition to any rights that you may have at common law or otherwise.

2. Promptly after your receipt of notice of the commencement of any action, you agree that, if a claim in respect thereof is to be made against the Company under this indemnity agreement, you will notify the Company in writing of the commencement thereof; but the failure so to notify the Company (a) will not relieve it from liability under paragraph 1 above unless and to the extent the Company did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights and defenses and (b) will not, in any event, relieve the Company from any obligations to you other than the indemnification obligation provided under paragraph 1 above. The Company shall be entitled to appoint counsel of the Company’s choice at the Company’s expense to represent you in any action for which indemnification is sought (in which case the Company shall not thereafter be responsible for the fees and expenses of any separate counsel retained by you or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to you. Notwithstanding the Company’s election to appoint counsel to represent you in an action, you shall have the right to employ separate counsel (including local counsel), and the Company shall bear the reasonable fees, costs and expenses of such separate counsel if (a) the use of counsel chosen by the Company to represent you would present such counsel with a conflict of interest, (b) the actual or potential defendants in, or targets of, any such action include both you and the Company and you shall have reasonably concluded that there may be legal defenses available to you and/or any other indemnified parties under the Underwriting Agreement which are different from or additional to those available to the Company, (iii) the Company shall not have employed counsel reasonably satisfactory to you to represent you within a reasonable time after notice of the institution of such action or (iv) the Company shall authorize you to employ separate counsel at the expense of the Company. The Company will not, without your prior written consent (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not you are an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of you from all liability arising out of such claim, action, suit or proceeding. The Company shall not be liable to you under this indemnity agreement regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not you are an actual or potential party to such claim or action) unless such settlement, compromise or consent is consented to the Company (which consent shall not be unreasonably withheld) in which case the Company agrees to indemnify and hold you harmless from and against any loss or liability by reason of such settlement, compromise or consent.

3. This indemnity agreement will be governed by and construed in accordance with the laws of the State of Delaware. Should any provisions of this indemnity agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this indemnity agreement shall not be affected or impaired thereby. This indemnity agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. This indemnity agreement may only be changed by mutual written agreement of the parties hereto. This indemnity agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

Please indicate your acceptance of the foregoing by signing and returning the enclosed extra copy of this letter.

Very truly yours,

CONOR MEDSYSTEMS, INC.

By:

Name:	Frank Litvack, M.D.

Title:	Chairman and Chief Executive Officer

AGREED AND ACKNOWLEDGED:

JOHN F. SHANLEY

EXHIBIT A

UNDERWRITING AGREEMENT